Exhibit (h)(11)

License Agreement

This License Agreement (“Agreement”), is made as of December 27, 2020 (“Effective Date”) by and among Upholdings Group LLC, a Delaware limited liability company having a principal place of business at 3819 Harding Pl, Nashville, TN 37215 (“Licensor”), Empowered Funds, LLC (“Empowered”) and Alpha Architect ETF Trust (the “Trust”), each having a principal place of business at 213 Foxcroft Road, Broomall, Pennsylvania 19008. Empowered and the Trust are together referred to in this Agreement as the “Licensee.” Licensor, Empowered and the Trust are each referred to herein as a “Party” and collectively as the “Parties.” As used herein, an “Affiliate” of a Party means any current or future person or entity that controls, is controlled by or is under common control with such party, for so long as such person or entity qualifies as an Affiliate of such Party.

A.                The Parties entered into, or will enter into, an investment sub-advisory agreement (the “Sub-Advisory Agreement”) pursuant to which Licensor will provide investment sub-advisory services to a series of the Trust called the UPHOLDINGS Compound Kings ETF (the “Fund”).

B.                 Licensor owns or controls rights to portions of the Fund’s name.

C.                 Licensee wishes to license the right to use those Licensor marks identified in an Order Schedule attached to and incorporated into this Agreement as Addendum 1 (each, a “Licensed Mark” and collectively, the “Licensed Marks”) in connection with the development, issuance, management, marketing and promotion of the Fund as further agreed in the Strategic Partnership Agreement dated [ ], 2020 by and between Licensor and Empowered (the “Partnership Agreement”) and as further contemplated by the Sub-Advisory Agreement; and

D.                Licensor has the right to and is willing to license to Licensee the right use the Licensed Marks in connection with the Fund, on the following terms and conditions.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Proprietary Rights; License Grant.

(a)               Ownership. The parties agree that as between Licensor and Licensee, Licensor is the owner of the Licensed Marks, and well as Licensor’s investment strategies, and Licensor’s marketing materials; provided that to the extent any of the foregoing or other intellectual property is deemed to belong to (1) the Trust pursuant to the Investment Company Act of 1940, as amended, such intellectual property shall remain the Trust's property; or (2) Empowered pursuant to the Investment Advisers Act of 1940, as amended, such intellectual property shall remain Empowered's property. Licensee shall not knowingly do anything inconsistent with Licensor’s ownership, including but not limited to attacking the title of Licensor to the Licensed Marks.

(b)               License. Subject to the terms and conditions of this Agreement, Licensor grants Licensee an-exclusive, royalty-free, US-only license solely to: (i) use the Licensed Marks in connection with the Fund, including but not limited to in Licensee’s marketing materials, Licensee’s website(s) relating to the Fund, and in connection with any disclosures about the Fund that are necessary or appropriate under any applicable laws, rules, or regulations (“Laws”); (ii) employ the investment strategies as provided by Licensor for the Fund. For the sake of clarity, the Licensed Marks include both registered and unregistered Marks, and shall include all rights under common law. Licensor retains all rights except those expressly granted to Licensee under this Section 1(a) and Section 1(b).

(c)               Trademark Usage. Licensee shall use the Licensed Marks only in the form and manner permitted by this Agreement, or with express written permission by Licensor. All use of the Licensed Marks by Licensee and all goodwill associated with the Licensed Marks shall inure to the benefit of and be on behalf of Licensor.

(d)               Maintenance. Except as otherwise agreed in writing, Licensor shall file all applications, required documents, and any supporting evidence required to maintain the federal registrations that are presently in force with respect to the Licensed Marks and to have the remaining Licensed Marks federally registered with all due haste, and keep Licensee timely apprised of such efforts. Upon Licensor’s request, Licensee shall reasonably assist Licensor in recording this Agreement with appropriate government authorities; provided that Licensor shall reimburse Licensee for any costs or expenses that it may incur with respect thereto. Licensor shall provide proof of such licenses, registrations, permits, certifications, rights, consents, and approvals promptly upon Licensee’s reasonable request.

(e)               Infringements. If Licensee becomes aware of any unauthorized use of the Licensed Marks by any third party, it will promptly notify Licensor in writing. Licensor will have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Marks. For the sake of clarity, Licensee has no affirmative duty hereunder to police the Licensed Marks, or to actively search for infringing uses. If Licensor becomes aware of any claims of infringement or threats thereof by any third party that could impact this Agreement or Licensee’s ability to use the Licensed Marks in connection with the Fund, Licensor will promptly notify Licensee in writing, and use its best efforts to procure sufficient for Licensee to continue its use of the Licensed Marks without any business disruption.

2.	Disclosure Requirements.

(a)               Regulatory and Promotional Materials. Licensee is responsible for meeting any legal requirements concerning the accuracy and completeness of the Fund’s registration statement, prospectus or organizational or offering documents. The Parties agree that the Fund’s regulatory, organizational and offering documents, and promotional materials shall under no circumstances imply that the Fund is issued by Licensor. Unless otherwise agreed with Licensor, there shall be incorporated in the Fund’s registration statement the following text or substantially similar text:

UPHOLDINGS® and Compound Kings™ are trademarks of Upholdings Group LLC.

(b)              Marketing Materials. In any public reports, including analytical reports, factsheets, or marketing materials that specifically mention the Fund that are created or published by the Licensee (other than regulatory materials described above), the Licensee shall include the following text or substantially similar text unless otherwise agreed with Licensor in relation to a particular document:

UPHOLDINGS® and Compound Kings™ are trademarks of Upholdings Group LLC.

3.	Warranty; DISCLAIMER.

(a)               Each Party represents and warrants that it has the authority to enter into this Agreement according to its terms.

(b)               Licensor’s Warranty. Notwithstanding the Disclaimer of Section 4, Licensor hereby represents, warrants and covenants that

i.	Licensor is the sole owner or exclusive licensee of the Licensed Marks, the investment strategies, and Licensor’s marketing materials;

ii.	Licensor has the unfettered right to use and license/sublicense the Licensed Marks and the investment strategies in the relevant market for the intended purpose;

iii.	Licensee’s contemplated use thereof as expressly stated herein does not infringe the intellectual property rights of any third party.

iv.	Licensor shall maintain at all times during the term of this Agreement the Licensed Marks in accordance with Section 1(d) of this Agreement;

v.	Licensor will comply with all laws applicable to Licensor; and

vi.	Licensor has the right and authority to grant the license provided to the Licensee in Section 1 to use the Licensed Marks (including the unregistered Marks) and the investment strategies as contemplated under this Agreement (including the Sub-Advisory Agreement and Partnership Agreement) throughout the United States and each state therein.

(c)               Lack of or loss of federal registration, failure to federally register or maintain any Licensed Mark hereunder, and/or failure to keep Licensee apprised of the status of such registrations shall not excuse Licensor’s breach of any of the representations or warranties of this Agreement.

4.	Limitation of Liability; Indemnity.

(a)               Disclaimer of Liability. Except as expressly provided herein, Licensor shall have no liability for losses of any type whatsoever suffered by Licensee or any third party in connection with such party’s issuance, marketing, quoting, trade or advertising of the Funds or any financial instruments issued by Licensee or any other funds, services or advice provided by or through Licensee (collectively, “Licensee Funds”); provided that Licensor shall have responsibility and liability for providing information or data that Licensor specifically provides to Licensee for inclusion in a Fund’s registration statement (collectively, “Licensor Registration Statement Information”) or marketing materials that Licensor knows or should have known is false or misleading with respect to a material fact in the form provided by Licensor, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (collectively, “Material Misstatements”).

(b)              Limitation of Liability.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL LICENSOR OR ANY OF ITS AFFILIATES, LICENSORS OR CONTRACTORS BE LIABLE FOR ANY LOST PROFITS, OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND WHETHER ARISING UNDER BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OF LIABILITY, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Nothing in this Agreement excludes or limits Licensor’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability.

(c)               Indemnity.

(i)	Empowered shall defend, indemnify and hold harmless Licensor, its Affiliates and its and their officers, directors, employees, licensors, contractors and agents (collectively, the “Licensor Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Licensor Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees): (i) arising out of or relating to use of any Licensed Marks by the Licensee that is contrary to this Agreement; (ii) arising out of or relating to any improper act or omission of Licensee which constitutes a material breach of this Agreement; or (iii) the proximate cause of which is the marketing, sale, distribution or dissemination of Fund, unless such claim is based on any IP Claim as defined in Section 4(c)(ii).

(ii)	Licensor shall defend, indemnify and hold harmless Empowered, the Trust, and its and their Affiliates and their officers, directors, trustees, employees, licensors, contractors and agents (collectively, the “Licensee Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Licensee Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) Licensee’s use of the Licensed Marks as contemplated under this Agreement (including the Sub-Advisory Agreement and Partnership Agreement), including a claim or demand of any nature by any third party including but not limited to claims: (a) demanding Licensee cease or desist from further use of any Licensed Marks; (b) alleging an infringement of any patent, copyright, trademark or other intellectual property rights under any federal state, or other applicable law; (c) alleging improper or unauthorized use of marks or data in connection with the Fund or any registration statement or other regulatory submission in connection therewith; or (d) alleging the misappropriation of a trade secret or other proprietary right (each, an “IP Claim”); (ii) any act or omission of Licensor which constitutes a breach of this Agreement in relation to Licensed Marks; or (iii) breach of any of Licensor’s representations, warranties or covenant hereunder.

(iii)	The indemnified party (Licensee, Empowered or the Trust, as the case may be, “Indemnified Party”), shall (i) promptly notify the indemnifying party of any such claim, action, or demand contemplated in Sections 4(c)(i) and 4(c)(ii) above (although failure to do so will only relieve the indemnifying party of its indemnity obligations hereunder to the extent the indemnifying party was prejudiced thereby); (ii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim, action, or demand; and (iii) the indemnifying party shall have full control over the defense and settlement of such claim, action, or demand subject to Section 4(c)(iv) below. Without waiving the benefits of the immediately preceding sentence, the indemnified party shall have the right, at its own expense, to participate in the defense of any such claim or action.

(iv)	Except to the extent not permitted by applicable regulatory requirements, the indemnifying party shall have control over all negotiations for the settlement or compromise of a claim, action, or demand which such party is required to defend and/or handle under this Section 4; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not without the other party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Indemnified Party from all liability arising out of such commenced; and (ii) does not include a statement as to, or an admission of fault, culpability, or failure to act by or on behalf of, the relevant Indemnified Party) and does not otherwise adversely affect the relevant Indemnified Party.

5.	Fees.

There shall be no separate fees payable with respect to the licenses granted under this Agreement.

Term; Termination.

(a)               Term. The term of this Agreement shall commence on the Effective Date and continue with respect to the Fund unless and until the Sub-Advisory Agreement, which is attached hereto as Exhibit 1, is terminated by the Parties; provided that the parties may, at any time, mutually agree, in writing, to unilaterally terminate this Agreement. Notwithstanding the prior sentence, this Agreement shall terminate immediately with respect to the Fund in the event its registration statement is withdrawn or the Fund is made the subject of an action brought by the Securities and Exchange Commission alleging violation of the federal securities laws by the Fund, the Trust or their service providers with regard to the Fund.

(b)              Effect of Termination. Upon expiration or termination of this Agreement or any Order Schedule and pending Trust approval in accordance with this Section 6 (“Termination”), (i) all rights and licenses granted under this Agreement and all Order Schedules (or under this Agreement with respect to such Order Schedule) shall automatically terminate; and (ii) the Licensee shall immediately discontinue all use of the Licensed Marks, and remove, delete, or destroy all materials and other items in Licensee’s possession bearing any of the Licensed Marks not required to be maintained in Licensee’s books and records by applicable laws. For the sake of clarity, the foregoing obligation to remove, delete, or destroy materials does not apply to electronic documents or records on periodic back-ups made by Licensee in the ordinary course of business that will be deleted in due course subject to a document retention policy.

6.	Assignment. Except as expressly set forth in this Agreement, neither Party shall assign or delegate this Agreement or any of its rights or obligations under this Agreement without the other Party’s prior written consent, whether by operation of law or otherwise. A merger or sale of all or substantially all of Licensor’s assets to which this Agreement relates shall constitute an assignment that does not require mutual consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, successors and assigns.

7.	Subcontracting. Licensor may not subcontract any of its obligations or the performance of this Agreement to third parties.

8.	Confidentiality.

(a)	“Confidential Information” means all information disclosed by one Party to the other Party that is marked “confidential” or “proprietary” or that would appear to a reasonable person to be confidential given the nature of the information and circumstances of disclosure. Notwithstanding the foregoing, the terms and conditions of this Agreement and each Order Schedule, including fees and pricing shall constitute the Confidential Information of each party. The recipient shall use the other Party’s Confidential Information solely for the purposes described in this Agreement and shall not disclose such Confidential Information to any third party, other than such Party’s Affiliates and its and their employees, contractors, and advisors, and to the Trust’s board of trustees and other service providers with a need to know who are bound by a commercially reasonable written or ethical confidentiality obligation at least as protective of the Confidential Information as this Agreement.

(b)	Confidential Information shall not be subject to the confidentiality obligations herein to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(c)	Confidential Information may be disclosed by a party without violating its confidentiality obligations under this Agreement to third parties to the limited extent: (i) release of the information is necessary or appropriate in connection with the provision of services contemplated by this Agreement (including services to the Fund); (ii) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory authority or agency examination request (in writing) during an audit, law, regulatory statute, or binding discovery request in pending litigation (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); (iii) it is requested to be disclosed by a governmental or regulatory authority or agency with jurisdiction over the disclosing party (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); or (iv) it is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party. Confidential Information shared with third parties in accordance with the foregoing sentence shall otherwise remain subject to the confidentiality obligations of this section.

(d)	The Parties’ confidentiality obligations shall apply for the term of this Agreement and five (5) years thereafter.

10.	Notices. Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be in writing, delivered personally or by certified or registered mail, or overnight delivery by an established national or international delivery service, as applicable, addressed as follows or by email at the email addresses set forth below (provided that email shall not be sufficient for notices of breach, termination or an indemnifiable claim). All notices shall be deemed effective upon personal delivery or when received if sent by certified or registered mail or by overnight delivery or on the business day following receipt by email. Either Party may update its notice address by providing written notice to the other Party in accordance with this Section.

Licensor:

Upholdings Group LLC

3819 Harding Pl

Nashville, TN 37215

Licensee:

Empowered Funds, LLC / Alpha Architect ETF Trust

213 Foxcroft Road

Broomall, PA 19008 USA

Attn.

Wes Gray, PhD

Chief Executive Officer

Telephone: 1.215.882.9983

E-mail: wes@alphaarchitect.com

11.        General Provisions.

(a)               This Agreement is to be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)               If a dispute, controversy or claim arises among the Parties or any of their respective Affiliates, the Parties shall first attempt to resolve the matter in good faith among themselves. If such efforts are unsuccessful, the Parties shall next submit the matter to any mutually agreed-to mediation service for mediation in the Commonwealth of Pennsylvania, the costs of which shall be born equally among the Parties. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Parties cannot resolve the dispute, controversy or claim for any reason after mediation, any Party shall commence binding arbitration in the Commonwealth of Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association then applying. Judgment on the award rendered by the arbitrator(s) shall be final and binding and may be entered in any court having jurisdiction thereof.

(c)               Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(d)               Great loss and immediate and irreparable injury may be suffered by a Party if the other Party should breach or violate any of its confidentiality obligations. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve their interests, and, that in addition to all of other remedies provided at law or in equity, each Party shall be entitled to seek a temporary restraining order and a permanent injunction and other equitable relief to prevent a breach or threatened breach thereof, without posting a bond or other security.

(e)               If any provision(s) of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law. To the extent permissible under applicable law, the invalid, illegal, or unenforceable provision(s) may be revised, reformed, or redrafted to be valid, legal, or enforceable so as to carry out the clear intent of the Parties.

(f)                No waiver of any breach of or default under any provision of this Agreement or of any rights or obligations of any Party hereunder will be effective unless in writing and signed by the Party waiving compliance or deemed a waiver of any other provision or of any subsequent breach or default of the same provision hereof.

(g)               This Agreement shall be read and construed in conjunction with the relevant Order Schedule. In the case of any conflict between an Order Schedule and this Agreement, the terms of the Order Schedule will take precedence.

(h)               English is the governing language of this Agreement and all communications and proceedings relating to this Agreement shall be conducted in English.

(i)                Except as expressly set forth in this Agreement, there are no third-party beneficiaries under this Agreement.

(j)                 This Agreement, the Order Schedules, and all Addenda, exhibits, schedules and appendices hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof; provided that this Agreement, et al~~.~~, do not supersede the Partnership Agreement or the Sub-Advisory, each of which remains in full force and effect in accordance with its terms, as such may be amended from time to time. Any amendment to this Agreement (including any Order Schedule) must be in writing and executed by each Party to be valid.

[Signature Page Follows]

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Agreement as of the Effective Date.

EMPOWERED FUNDS, LLC By:__________________________ Name:________________________ Title:________________________	ALPHA ARCHITECT ETF TRUST By:__________________________ Name:________________________ Title:________________________
UPHOLDINGS GROUP LLC By:__________________________ Name:________________________ Title:________________________

Addendum 1 Order Schedule

(December 27, 2020)

Relating to the License Agreement dated as of December 27, 2020 entered into between Upholdings Group LLC, Empowered Funds, LLC, and the Alpha Architect ETF Trust (“License Agreement”)

The terms and conditions of the License Agreement are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the License Agreement. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the License Agreement. In the event of a conflict between the terms and conditions set forth in the License Agreement and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1.	Licensed Marks

No.:	Trademark	Trademark owner	Registration or Serial No.	Licensed?
1.	UPHOLDINGS®	Upholdings Group LLC	5899072	Y
2.	Compound KingsTM	Upholdings Group LLC	90060204	Y

*Licensor’s rights under “Compound Kings” derive from common law

2.	Term

Perpetual until terminated in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Order Schedule as of the Effective Date.

EMPOWERED FUNDS, LLC By:__________________________ Name:________________________ Title:________________________	ALPHA ARCHITECT ETF TRUST By:__________________________ Name:________________________ Title:________________________
UPHOLDINGS GROUP LLC By:__________________________ Name:________________________ Title:________________________